Signet Jewelers Ltd. TO ACQUIRE ULTRA STORES, Inc.

HAMILTON, Bermuda, October 24, 2012 - Signet Jewelers Ltd. (NYSE and LSE: SIG), the largest specialty retail jeweler in the US and UK, announced that it has signed a definitive agreement to acquire Ultra Stores, Inc. from Crystal Financial LLC. and its other stockholders for approximately $57 million in cash. Signet will not assume any debt in connection with the acquisition. Founded in 1991, Ultra Stores is a leading jewelry retailer operating primarily in outlet centers, as well as licensed jewelry departments.

"The addition of Ultra will immediately result in our having a significant share of the outlet channel for jewelry," said Michael W. Barnes, Chief Executive Officer of Signet Jewelers. "We had identified this rapidly growing channel as an opportunity to profitably increase our sales, enabling us to leverage our competitive strengths and add Ultra's expertise to our team. We believe that the resulting synergies will create a terrific win for our customers and investors."

Ultra Stores' President & Chief Executive Officer Daniel Marks added, "We look forward to joining Signet and combining our expertise in the jewelry outlet channel with the market leader in the specialty retail jewelry segment".

Contact: James Grant

VP - Investor Relations

Signet Jewelers Limited

1-330-668-5412

jamesgrant@jewels.com

About Signet Jewelers and Safe Harbor Statement

Signet Jewelers is the largest specialty retail jeweler in the US and UK. Signet's US division operates over 1,300 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria of Jewelry. Signet's UK division operates approximately 500 stores primarily under the name brands of H. Samuel and Ernest Jones.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the word "expected" and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet's business, financial market risks, deterioration in consumers' financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the "Risk Factors" section of Signet's Fiscal 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 22, 2012. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.